***Text Omitted and Filed Separately with the Commission
Confidential Treatment Requested
Under 17 C.F.R. Sec. 200.80(b)(4),
200.83 and 240.24b-2

Silicon Valley Bank

Third Modification Agreement

Borrower:   Exabyte Corporation
Address:     1685 38th Street
                   Boulder, Colorado 80301
Date:           April 17, 2003

     THIS THIRD MODIFICATION AGREEMENT (the "Modification Agreement") is entered into between Silicon Valley Bank ("Silicon") and the borrower named above ("Borrower").

     Whereas the parties entered into the Loan and Security Agreement dated June 18, 2002, which instrument was modified by a certain Amendment and Waiver dated September 26, 2002, and was further modified by a Modification Agreement dated as of February 14, 2003, which documents are collectively referred to as the "Loan Agreement". The Amended and Restated Schedule to Loan and Security Agreement attached to the Modification Agreement dated as of February 14, 2003 is referred to herein as the "Amended Schedule", and

     Whereas the parties wish to further amend the Loan Agreement as herein provided.

     Now, therefore, in consideration of the foregoing, and other good and valuable consideration, the parties agree as follows:

     1.     Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

     2.     Advances in Excess of Credit Limit. Silicon agrees to advance sums in excess of the Credit Limit provided that the total Loans outstanding at any time under the Loan Agreement shall not exceed the lesser of (i) $2,500,000 in excess of the Credit Limit or (ii) the Maximum Credit Limit, which agreement to advance sums in excess of the Credit Limit shall terminate automatically upon the termination of the Overadvance Guaranties executed by Meritage Private Equity Fund, L.P., a Delaware limited partnership, and Tom Ward (the "Overadvance Guaranties").

     3.     Waiver of Defaults. Silicon waives all Events of Default existing as of the date hereof.

     4.     Credit Limit. Section 1 of the Amended Schedule relating to the Credit Limit and referring to Section 1.1 shall be amended to read as follows: "An amount not to exceed the lesser of a total of $20,000,000 at any one time outstanding (the 'Maximum Credit Limit'), or the sum of the following: (a) 70% (an 'Advance Rate') of the amount of Borrower's Eligible Accounts (as defined in Section 8 of the Loan Agreement), plus (b) $1,570,270 for advances against Inventory. Silicon may, from time to time, modify the Advance Rates, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of the Inventory or other issues or factors relating to the Accounts, Inventory or other Collateral."

     5.     Recalculation of March 31, 2003 Ineligible Receivables. For the purpose of determining the Credit Limit for the month of April 2003, ineligible receivables shall be reduced by the amounts collected between March 31, 2003 and April 15, 2003, on all ineligible receivables as of March 31, 2003.

     6.     Discounting or Factoring of Ineligible Receivables. Borrower may discount or factor ineligible receivables provided that Borrower first obtains Silicon's written approval, which approval may be granted or withheld in Silicon's sole discretion, and provided further that all proceeds of such transactions shall be applied to repayment of outstanding Obligations.

     7.     Modification of Amended Schedule. Section 5 of the Amended Schedule is hereby deleted and amended to read in its entirety as follows: "Financial Covenants: Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month except as otherwise specifically provided below: (a) the Maximum Grand Totals Current Inventory Value as set forth on the Distributor Detailed Quarterly Status reports as required under Section 6(2) of this Amended Schedule shall not exceed the sum of $[***], (b) Borrower shall not incur a cash loss (defined as the Borrower's operating loss determined in accordance with GAAP reduced by all non-cash charges and expenses) in excess of $[***] in either of the calendar quarters ending June 30, 2003 or September 30, 2003."

     8.     Maturity Date. The Maturity Date is hereby amended to be September 30, 2003, on which date all Obligations under the Loan Agreement shall become due and owing in full to Silicon, without further notice or demand.

     9.     Exercise of Remedies. Silicon shall not exercise any remedy under the Loan Agreement unless and until (i) total outstanding Loans exceed the amount of the Credit Limit by more than $2,500,000 or the applicable aggregate Guarantee Amount as determined in accordance with the Overadvance Guaranties, or (ii) an Event of Default occurs after the date hereof; provided however, that, notwithstanding the foregoing, Silicon shall not accelerate the maturity of the Obligations as a result of an Event of Default which, in the good faith reasonable judgment of Silicon, will not materially impair the value of, or Silicon's rights, in the Collateral or Silicon's prospect of recovery of payment of the Obligations. In the event that Loans exceed the Credit Limit plus (a) $2,500,000 or (b) the applicable aggregate Guarantee Amounts as determined in accordance with the Overadvance Guaranties, Silicon will provide a five (5)-day cure period to Borrower prior to accelerating the Borrower's obligations or exercising any remedies under the Loan Agreement.

     10.     Plan of Borrower. On or before April 30, 2003: (a) Borrower shall provide to Silicon, in form and substance reasonably satisfactory to Silicon, Borrower's plan (i) to replace [***] as vendors, (ii) to reduce the expenses relating to employees by at least [***], (iii) to consolidate Borrower's Colorado operations into a single location, (iv) to reduce inventory held by Borrower, and (v) to resolve Borrower's outstanding liability to vendors; (b) Borrower shall hire a specialist to negotiate with vendors; and (c) Borrower shall have identified in writing to Silicon segments of Borrower's business to sell.

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*Confidential Treatment Requested

     11.     Further Actions of Borrower. On or before April 23, 2003, Borrower shall provide to Silicon, in form and substance reasonably satisfactory to Silicon, confirmation that Borrower has not and will not grant a security interest or other lien or interest to any person other than Silicon, except as otherwise provided in connection with the Overadvance Guaranties, in all Intellectual Property of Borrower and of its subsidiaries, including without limitation, its wholly-owned subsidiary Ecrix Corporation and that Borrower will take such steps as Silicon may require to grant, confirm and assure such first priority perfected security interest in favor of Silicon in such Intellectual Property of Borrower and its subsidiaries. Further, Borrower shall use its reasonable efforts to obtain a guarantee from DaisyTek, the parent corporation of Digital Storage, Inc. (DSI"), with respect to the accounts receivable owing from DSI to Borrower.

     12.     Default. Any default under this Modification Agreement shall constitute an Event of Default under the Loan Agreement.

     13.     No Claims or Defenses. As a material inducement to Silicon to enter into this Modification Agreement and to perform the obligations of Silicon hereunder, Borrower acknowledges and represents that Borrower has no defense or right of offset with respect to any of the Obligations and has no claims against Silicon, its officers, directors, employees, subsidiaries, affiliates, agents or representatives, which arises, directly or indirectly, out of any action or omission by any of the foregoing persons with respect to the origination, servicing, administration or enforcement of the Loan Agreement or out of Silicon's performance or failure to perform any duty or obligation thereunder.

     14.     Waiver Fee. In connection with this Modification Agreement, Borrower shall pay a fee to Silicon in the amount of $[***] which fee shall be due and payable on the earlier of consummation of the Borrower's rights offering or the Maturity Date.

     15.     Stock. Borrower hereby agrees to issue to Lender, within 2 business days of the date hereof, 2.0 million fully paid and non-assessable shares of Borrower's Common Stock. Such share totals shall be appropriately adjusted to reflect any stock splits, stock dividends and stock combinations affecting the common stock occurring after the date hereof and prior to such issuances. Notwithstanding the foregoing, Silicon shall have the right to receive, in lieu of an issuance of shares pursuant to the foregoing provisions, warrants to purchase an equal amount of shares of the Borrower's common stock at an exercise price per share equal to market value of the common stock on the date of issuance. Should the Bank choose warrants in lieu of stock, Borrower agrees to execute a warrant acceptable to Bank within five business days of the execution of this Modification Agreement. The warrant shall contain customary "cashless exercise" provisions whereby the warrant may be exchanged without the payment of any additional consideration for the company's stock based upon the values of the warrant and the stock at the time of the exchange.

     Borrower agrees to reserve a sufficient number of shares of its common stock to satisfy its obligations pursuant to the foregoing paragraph and, if necessary, to affect a reverse split of its common stock in order to maintain sufficient authorized shares of common stock.

     16.     Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

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*Confidential Treatment Requested

     17.     General Provisions. This Modification Agreement, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.

     18.     Loan Agreement Remains in Full Force and Effect. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed

Borrower:	Silicon:
EXABYTE CORPORATION	SILICON VALLEY BANK

By	By
President or Vice President	Title
By
Secretary or Ass't Secretary